                                                                      EXHIBIT 12


                          THE COLONIAL BANCGROUP, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES



                                                    2000       1999        1998        1997        1996
                                                  --------   --------    --------    --------    --------
                                                                      (IN THOUSANDS)
A. Income from continuing operations
    before income taxes: ..................       $185,528   $184,263    $103,434    $123,940    $ 81,992
   Fixed charges:
      Interest expense ....................        507,870    378,406     334,444     280,269     227,896
      1/3 Rent expense ....................          5,533      4,795       5,355       3,020       2,647
                                                  --------   --------    --------    --------    --------

B. Total fixed charges ....................        513,403    383,201     339,799     283,289     230,543
                                                  --------   --------    --------    --------    --------

C. Sum of A and B .........................       $698,931   $567,464    $443,233    $407,229    $312,535
                                                  ========   ========    ========    ========    ========

   Ratio of earnings to fixed charges (C/B)           1.36       1.48        1.30        1.44        1.36